Exhibit 99.1

Poniard Pharmaceuticals Provides Strategic Update on Picoplatin Development Program

Engages Leerink Swann LLC to Explore Strategic Alternatives for the Company;
Announces Workforce Restructuring

South San Francisco, Calif. (March 24, 2010) — Poniard Pharmaceuticals, Inc. (Nasdaq: PARD), a biopharmaceutical company focused on innovative oncology therapies, today announced a clinical and regulatory update on its lead product candidate, picoplatin.  Following a detailed analysis of primary and updated data from the Phase 3 SPEAR study of picoplatin in small cell lung cancer (SCLC) and an evaluation of the ongoing New Drug Application (NDA) process with the U.S. Food and Drug Administration (FDA), the Company has decided to suspend its efforts to obtain regulatory approval for picoplatin in SCLC at this time. The Company will focus its resources on developing pivotal clinical strategies for picoplatin in small cell lung cancer, as well as colorectal, prostate, and ovarian cancers.  Pursuant to this decision, the Company announced that it has engaged Leerink Swann LLC to conduct a comprehensive review of strategic alternatives aimed at enabling the execution of these strategies and optimizing shareholder value. These alternatives could include capital raising alternatives, merger, sale or partnership.

“Leveraging key insights from the SPEAR study, we plan to redirect our resources toward developing multiple registration strategies to advance picoplatin to market,” stated Ronald A. Martell, chief executive officer of Poniard.  “Picoplatin has demonstrated promising clinical activity, including favorable survival and safety data in small cell lung cancer, as well as in a variety of other solid tumors.  This versatility is at the core of the drug’s value proposition and what we believe makes it an attractive development candidate.  In the Company’s current position, we believe that a full review of strategic alternatives offers us the best opportunity to achieve our objectives for our shareholders.”

In connection with this action, Poniard announced a restructuring of its workforce, eliminating those positions focused on pursuing an NDA filing for SCLC, along with certain supporting functions. This reduction in personnel will decrease the number of employees by approximately 45 percent, to a total of 12, effective April 30, 2010. Poniard will continue to provide clinical and regulatory support activities for its current studies. Poniard expects the reduction in force to result in an approximately $2.2 million decrease in operating expenses in 2010, net of a charge in the second quarter of approximately $0.5 million related to the workforce reduction.

Mr. Martell concluded: “Internally, our efforts will now be focused on developing registration strategies and exploring strategic alternatives to support the continued development of picoplatin in colorectal, prostate, ovarian and small cell lung cancers.  We regret that this decision will affect those individuals charged with pursuing a regulatory application in SCLC, and we thank them for their service to the Company.”

The Company expects that efficacy and safety data from the SPEAR study will be presented at the American Society of Clinical Oncology (ASCO) 2010 Annual Meeting taking place June 4-8, 2010 in Chicago.

With respect to the review of strategic alternatives, there can be no assurances that any particular alternative will be pursued or that any transaction will occur, or on what terms. The Company does not plan to release additional information about the status of the review of alternatives until a definitive agreement is entered into or the process is otherwise completed.

About Picoplatin

Picoplatin is a new and differentiated platinum-based chemotherapeutic agent that is in clinical development for multiple cancer indications, treatment combinations and by two routes of administration. It is designed to overcome platinum resistance associated with chemotherapy in solid tumors. Study data to date suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies and can be safely administered in combination with multiple approved oncology products. Approximately 1,100 patients have received picoplatin. Results obtained to date suggest that hematologic events are common but manageable. Kidney toxicity (nephrotoxicity) and nerve toxicity (neurotoxicity) are less frequent and less severe than is commonly observed with other platinum chemotherapy drugs. Picoplatin has demonstrated anti-tumor activity in a variety of solid tumors.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products. For additional information please visit http://www.poniard.com.

Forward-Looking Statement

This release contains forward-looking statements, including, without limitation, statements regarding the Company’s plan to refocus its resources on developing pivotal clinical strategies for picoplatin in a number of cancer indications, the Company’s plan to explore strategic alternatives, and the Company’s goal of optimizing shareholder value. Actual results and events may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties inherent in the Company’s business, including, the Company’s anticipated future operating losses, need for future capital and ability to obtain future funding; the risk that strategic relationships may not be established on a timely basis, on terms that ultimately are favorable to the Company, or at all; the potential safety, efficacy and commercial viability of picoplatin; the risk that the

Company’s additional analyses of data from clinical trials of picoplatin may produce negative or inconclusive results, or may be inconsistent with previously announced results or previously conducted trials; the Company’s ability to retain key personnel; competition from third parties; the Company’s ability to preserve and protect its intellectual property rights; the Company’s dependence on third-party manufacturers, suppliers and other contractors; changes in technology, government regulation and general market conditions; the receipt and timing of any FDA and other required regulatory approvals; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.